INVESTMENT SUB-ADVISORY AGREEMENT

SCHEDULE A

AMENDED AS OF JUNE 10, 2026

Fund	Effective Date	Initial Period End	Compensation Percentage
Nuveen Growth Opportunities ETF	September 15, 2021	August 1, 2023	50.0000%
Nuveen Core Plus Bond ETF	March 6, 2024	May 1, 2025	50.0000%
Nuveen Preferred and Income ETF	March 6, 2024	May 1, 2025	50.0000%
Nuveen Ultra Short Income ETF	March 6, 2024	May 1, 2025	50.0000%
Nuveen AA-BBB CLO ETF	December 3, 2024	May 1, 2026	50.0000%
Nuveen High Yield Municipal Income ETF	January 22, 2025	May 1, 2026	50.0000%
Nuveen Municipal Income ETF	January 22, 2025	May 1, 2026	50.0000%
Nuveen Securitized Income ETF	September 23, 2025	July 31, 2027	50.0000%
Nuveen High Yield Corporate Bond ETF	September 23, 2025	July 31, 2027	50.0000%
Nuveen International Aggregate Bond ETF	September 23, 2025	July 31, 2027	50.0000%
Nuveen U.S. Infrastructure ETF	June 17, 2026	July 31, 2027	50.0000%

[SIGNATURE PAGE FOLLOWS]

Dated: June 10, 2026

NUVEEN FUND ADVISORS, LLC, a Delaware limited liability company		NUVEEN ASSET MANAGEMENT, LLC, a Delaware limited liability company

By:	/s/ John McCann	By:	/s/ Stuart Cohen
Title: Senior Managing Director		Title: Managing Director

A-2